Exhibit (c)(2)

Investment Banking Presentation Prepared for The Special Committee of the Board of Directors of Integrity Media, Inc. March 1, 2004

The information contained herein was prepared by SunTrust Robinson Humphrey Capital Markets, Inc. ("SunTrust Robinson Humphrey") in connection with our engagement to advise the Special Committee (the "Special Committee") of the Board of Directors of Integrity Media, Inc. ("Integrity Media" or the "Company") with respect to a transaction proposed by Kona Acquisition Corp. ("Kona" or the "Prospective Acquiror") pursuant to a letter received by the Board of Directors of the Company from the Prospective Acquiror dated November 20, 2003, as amended February 3, 2004, pursuant to which the Prospective Acquiror intends to acquire all of the outstanding shares of the Company's Class A common stock, and, if appropriate, to render an opinion to the Special Committee with respect to the fairness, from a financial point of view, to the Company's shareholders other than P. Michael Coleman and any of his affiliates, of the consideration to be received from the Prospective Acquiror. This information and our analyses are not intended to be, nor should be, relied upon by any other party. Any disclosure of the contents of this document to third parties by the Special Committee requires SunTrust Robinson Humphrey's written consent. This document was prepared utilizing information provided by Integrity Media and obtained from certain other publicly available sources. SunTrust Robinson Humphrey has relied without independent verification upon the accuracy and completeness of the financial and other information discussed with or reviewed by us for purposes of our analyses except where we have actual knowledge as to the inaccuracy or incompleteness of such information. With respect to the financial forecasts of Integrity Media provided to or discussed with us, we have assumed, without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of Integrity Media as to the future financial performance of the Company, and we express no opinion with respect to such forecasts or the assumptions on which the forecasts are based except where we have actual knowledge as to the inaccuracy or incompleteness of such forecasts or assumptions. SunTrust Robinson Humphrey has not conducted a physical inspection of all the properties and facilities of the Company and has not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. SunTrust Robinson Humphrey's analyses must be considered as a whole. Selecting portions of our analyses, without considering all analyses, would create an incomplete view. Individual estimates of value contained in our analyses are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of reference companies and their securities do not purport to be appraisals or necessarily reflect the actual values of such companies or their securities. Because such estimates are inherently subject to uncertainty, SunTrust Robinson Humphrey does not assume responsibility for their accuracy. Our analyses are necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. It should be understood that, although subsequent developments may affect these analyses, SunTrust Robinson Humphrey does not have any obligation to update or revise its analyses. Preface

I. Transaction Summary Overview of Integrity Media Stock Performance and Trading Statistics Valuation Analysis Appendix Selected Reference Company Analysis Selected Reference Transaction Analysis Premiums Paid Analysis Discounted Cash Flow Analysis Table of Contents

On November 20, 2003, Kona Acquisition Corp. ("Kona" or the "Prospective Acquiror") offered to acquire for cash all of the approximately 2.2 million diluted shares of Class A Common Stock of Integrity Media, Inc.[1] ("Integrity Media" or the "Company"), not owned by P. Michael Coleman or the Company's executive management, for $6.25 per share or total consideration paid of approximately $26.6 million[2] (the "Proposed Acquisition"). Kona was formed by Mr. P. Michael Coleman, Chairman, Chief Executive Officer and President of the Company, for the purpose of effecting the Proposed Acquisition. As part of the November 20 proposal, Mr. Coleman planned to cash out approximately $2.5 million of his shares. Mr. Coleman also reiterated that he was not willing to sell his shares of the Company's Class A or Class B common stock to a third party. Mr. Coleman is currently the largest shareholder of Integrity Media, controlling, either directly or indirectly, approximately 54% economic and 92% voting interest in the Company. Mr. Coleman's ownership is outlined below: Transaction Summary [1] Reflects diluted Class A Common Shares of 2,924,749 less 100 shares held by Mr. Coleman and 680,897 shares and "in-the-money" options held by current executive management who are expected to contribute their ownership stakes to the Prospective Acquiror. Note that the 55,000 shares held by the Coleman Charitable Foundation are proposed to be cashed out as a result of the Proposed Acquisition. [2] Total consideration includes approximately $12.6 million in existing net debt, as of September 30, 2003, that will be re-financed. Note: Holders of Class B Common Stock are entitled to 10 votes per share, while holders of Class A Common Stock are entitled to one vote per share.

Transaction Summary On February 3, 2004, Kona submitted a revised proposal which raised the proposed purchase price for the approximately 2.2 million diluted shares of the Company's Class A Common Stock not owned by Mr. Coleman or the Company's executive management to $6.50 per share, or total consideration paid of approximately $27.1 million[2]. As part of this revised proposal, Mr. Coleman no longer intends to cash out $2.5 million of his shares in the Company. [1] Includes 100,000 shares of restricted stock owned by Jerry Weimer and 50,000 shares of restricted stock owned by Daniel McGuffy. [2] Total consideration includes approximately $12.6 million in existing net debt, as of September 30, 2003, that will be re-financed. Kona intends to cash-out the ownership interests of all directors and employees except for certain key management employees expected to continue as equity participants in the Prospective Acquiror. These key management employees currently own 166,897[1] shares of stock that will be rolled over into the new company as a result of the Proposed Acquisition, as well as 516,000 options as outlined in the following table.

Kona has received financing commitments from LaSalle Bank for its senior debt and Key Principal Partners for its mezzanine debt in order to fund this transaction. Summary terms include: Approximately $22.6 million in senior debt with a five year maturity comprised of: $12.0 million revolver; $6.2 million secured Term Loan A; and $4.4 million secured Mortgage Term Loan B. $15 million in mezzanine debt with a seven year maturity with attached warrants representing 7% (on a fully-diluted basis) equity interest in the Company. Mezzanine debt commitment restricts total usage of debt to fund the Proposed Acquisition to approximately $33.2 million ($18.2 million of senior debt and $15.0 million of mezzanine debt). Transaction Summary The purchase price indicated in Kona's February 3 proposal implies an enterprise value of $53.6 million for Integrity Media as outlined in the table below. [1] Includes minority interest. [2] As of September 30, 2003.

Organized as an Alabama corporation in May 1987 and reincorporated in Delaware in October 1993. Raised $16 million via an initial public offering on July 1, 1994 at $9 per share. Stock hit all-time high of $13.50 on August 25, 1994. Developed international operations in the late 1980s and the early 1990s. 1988 - Integrity Music Europe Limited (Western Europe). 1991 - Integrity Music PTY Limited (Australia and New Zealand). 1995 - Integrity Media Asia Pte Ltd (Singapore). Entered new product categories over the past several years. Formed Integrity Publishers in August 2001 to expand into book publishing. Acquired M2 Communications in June 2002 to enter Christian Pop/Rock music segment. Formed Integrity Film and Video in April 2003 to enter film distribution. Renamed company Integrity Media, Inc. in 2002 to better reflect vision to be a broadly based Christian-oriented media communications company. Overview of Integrity Media History

Leading media and communications company that produces, publishes and distributes Christian music, books and related products. Products sold through various distribution channels including retail, direct-to-consumer and international in nearly 170 countries worldwide. Retail continues to be the primary source of revenue, while the recently introduced book publishing segment has shown the most significant growth. Overview of Integrity Media Business Summary Sales Mix by Segment [1] Through September 30, 2003. [2] Integrity Publishers was formed in 2001 with the first sales recorded in Q3 2002. [3] "Other" segment includes intercompany eliminations. Gross Margin by Segment Assets include catalog of over 2,800 songs. Provides royalty revenues offset by a variety of operating expenses.

Overview of Integrity Media Ownership Summary [1] Diluted shares based on proposed purchase price of $6.50 per share of Class A common stock.

Overview of Integrity Media Ownership Profile [1] Source: FactSet Research Systems, Inc and Bloomberg as of February 27, 2004. [2] Source: Integrity Media Schedule 14A dated April 18, 2003. Includes Class A and Class B common shares and excludes options. [3] Based on 5,769,783 Class A and Class B common shares outstanding as provided in Integrity Media's Form 10-Q dated November 12, 2003 for the quarter ended September 30, 2003.

Overview of Integrity Media Change in Institutional Ownership Source: Shareworld and Bloomberg as of February 27, 2004.

Overview of Integrity Media Historical Income Statements ($ in thousands, except per share data) [1] Free Cash Flow defined as Net Income plus Interest Expense plus Depreciation and Amortization less Capital Expenditures.

Overview of Integrity Media Historical Income Statement Analysis [1] Excludes extraordinary items.

Overview of Integrity Media Historical Balance Sheet ($ in thousands)

Overview of Integrity Media Historical Balance Sheet Analysis [1] Excludes cash and current maturities of debt. [2] Represents LTM period ending September 30, 2003.

Overview of Integrity Media Projected Income Statements ($ in thousands, except per share data) [1] Free Cash Flow defined as Net Income plus Interest Expense plus Depreciation and Amortization less Capital Expenditures.

Overview of Integrity Media Comparison of Historical and Projected Growth Rates and Margins [1] Excludes extraordinary items.

Source: FactSet Research Systems, Inc. Stock Performance and Trading Statistics Daily Price and Volume July 1, 1994 (IPO) to November 20, 2003 Historical Stock Price Performance

Indexed Price Performance Vs. Peer Group July 1, 1994 (IPO) to November 20, 2003 Stock Performance and Trading Statistics Relative Stock Performance Source: FactSet Research Systems, Inc. Reference Companies Index includes JW.A, SCHL and TNM.

Trading Volume Histogram July 1, 1994 (IPO) to November 20, 2003 Stock Performance and Trading Statistics Source: FactSet Research Systems, Inc. Historical Trading Statistics 26.9% 46.0% 17.0% 10.1%

Source: FactSet Research Systems, Inc. Stock Performance and Trading Statistics Daily Price and Volume November 21, 2000 to November 20, 2003 Historical Stock Price Performance

Indexed Price Performance Vs. Peer Group November 21, 2000 to November 20, 2003 Stock Performance and Trading Statistics Relative Stock Performance Source: FactSet Research Systems, Inc. Reference Companies Index includes JW.A, SCHL and TNM.

Trading Volume Histogram November 21, 2000 to November 20, 2003 Stock Performance and Trading Statistics Source: FactSet Research Systems, Inc. Historical Trading Statistics 3.3% 64.5% 32.2%

Source: FactSet Research Systems, Inc. Stock Performance and Trading Statistics Daily Price and Volume November 21, 2002 to November 20, 2003 Historical Stock Price Performance

Indexed Price Performance Vs. Peer Group November 21, 2002 to November 20, 2003 Stock Performance and Trading Statistics Relative Stock Performance Source: FactSet Research Systems, Inc. Reference Companies Index includes JW.A, SCHL and TNM.

Trading Volume Histogram November 21, 2002 to November 20, 2003 Stock Performance and Trading Statistics Source: FactSet Research Systems, Inc. Historical Trading Statistics 25.4% 47.0% 27.6%

Stock Performance and Trading Statistics Daily Trading Statistics November 21, 2002 to November 20, 2003 Source: FactSet Research Systems, Inc. Historical Trading Statistics

Stock Performance and Trading Statistics Daily Trading Statistics November 21, 2002 to November 20, 2003 Historical Trading Statistics Source: FactSet Research Systems, Inc.

Stock Performance and Trading Statistics Daily Trading Statistics November 21, 2002 to November 20, 2003 Historical Trading Statistics Source: FactSet Research Systems, Inc.

Stock Performance and Trading Statistics Daily Trading Statistics November 21, 2002 to November 20, 2003 Historical Trading Statistics Source: FactSet Research Systems, Inc.

Stock Performance and Trading Statistics Daily Trading Statistics November 21, 2002 to November 20, 2003 Historical Trading Statistics Source: FactSet Research Systems, Inc.

Stock Performance and Trading Statistics Daily Trading Statistics November 21, 2002 to November 20, 2003 Historical Trading Statistics Source: FactSet Research Systems, Inc.

Trading Volume Histogram November 21, 2003 to February 27, 2004 Stock Performance and Trading Statistics Source: FactSet Research Systems, Inc. Historical Trading Statistics 27.1% 48.6% 24.3%

Stock Performance and Trading Statistics Daily Trading Statistics November 21, 2003 to February 27, 2004 Source: FactSet Research Systems, Inc. Historical Trading Statistics

Stock Performance and Trading Statistics Daily Trading Statistics November 21, 2003 to February 27, 2004 Source: FactSet Research Systems, Inc. Historical Trading Statistics

Reviewed and analyzed a comparison of the present financial condition and projected financial results of Integrity Media with those of certain publicly traded companies which we deemed relevant. Following is a list of the companies included in the analysis: John Wiley & Sons, Inc. Scholastic Corporation Thomas Nelson, Inc. Reviewed the financial results for the LTM period ended September 30, 2003 and financial projections provided by the management of Integrity Media. Calculated the implied enterprise and equity valuation of Integrity Media based primarily on (i) the Company's operating metrics for the LTM period ended September 30, 2003 and for the years ending December 31, 2003 and 2004 and (ii) financial multiples of the relevant reference companies. Valuation Analysis Selected Reference Company Analysis

Valuation Analysis Selected Reference Company Analysis - Implied Valuation ($ in thousands, except per share amounts) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. NM = Not Meaningful [1] Based on overall weighting of 40% for EPS multiples, 40% for EBIT multiples, 10% for EBITDA multiples and 10% for Free Cash Flow multiples. [2] Firm value defined as market capitalization plus net debt. [3] Includes minority interest. [4] Assumes 6,309,749 diluted shares outstanding.

Valuation Analysis Selected Reference Company Analysis - Implied Valuation ($ in thousands, except per share amounts) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. NM = Not Meaningful [1] Based on overall weighting of 40% for EPS multiples, 40% for EBIT multiples, 10% for EBITDA multiples and 10% for Free Cash Flow multiples. [2] Firm value defined as market capitalization plus net debt. [3] Includes minority interest. [4] Assumes 6,309,749 diluted shares outstanding.

Reviewed recently announced merger and acquisition transactions in the book and music publishing industries. Reviewed the Company's audited financial results as of and for the year ended December 31, 2002 and the unaudited financial results for the nine months ended September 30, 2003. Calculated the implied enterprise and equity valuation of Integrity Media based on (i) the Company's operating metrics as of and for the LTM period ended September 30, 2003 and (ii) financial multiples of the relevant reference transactions. Valuation Analysis Selected Reference Transaction Analysis

Valuation Analysis Selected Reference Transaction Analysis - Implied Valuation ($ in thousands, except per share amounts) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Firm value defined as equity plus net debt. [2] Includes minority interest. [3] Assumes 6,309,749 diluted shares outstanding.

Reviewed premiums paid in certain recently announced merger and acquisition transactions with the following criteria: Going Private Transactions with Management Participation Announcement date between January 1, 2000 and December 31, 2003. Transaction involved a public company going private. Existing management was part of the acquiring group. Recent Similar-Sized Transactions Announcement date between January 1, 2001 and December 31, 2003. Target was a publicly traded company. Target company enterprise value between $40 million and $80 million. Calculated the implied per share price and equity valuation of Integrity Media based on the average premium paid in relevant transactions (i) one day prior to announcement, (ii) five days prior to announcement and (iii) 30 days prior to announcement. Valuation Analysis Premiums Paid Analysis

Valuation Analysis Premiums Paid Analysis - Going Private Transactions with Management Participation - Implied Valuation ($ in thousands, except per share amounts) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Assumes announcement date of November 21, 2003. [2] Assumes 6,309,749 diluted shares outstanding. [3] Closing price on November 20, 2003.

Valuation Analysis Premiums Paid Analysis - Recent Similar-Sized Transactions - Implied Valuation ($ in thousands, except per share amounts) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Assumes announcement date of November 21, 2003. [2] Assumes 6,309,749 diluted shares outstanding. [3] Closing price on November 20, 2003.

Reviewed and analyzed historical financial performance. Reviewed and analyzed financial projections prepared by management for 2003 through 2008. Performed sensitivity analysis on five-year projections by discounting the revenue growth and EBIT margin projections. Performed sensitivity analysis by maintaining gross and EBIT margins at 2003E levels and projecting EBITDA growth of 5% annually. Valuation Analysis Discounted Cash Flow Analysis

Valuation Analysis Discounted Cash Flow Analysis - EBIT Multiple Terminal Value Approach - Implied Valuation ($ in thousands, except per share data) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Multiple range based on average Firm Value / LTM EBIT multiples for public reference companies and reference transactions. [2] Includes estimated net debt of $12.6 million, including minority interest, as of September 30, 2003. [3] Assumes 6,309,749 diluted shares outstanding.

Valuation Analysis Discounted Cash Flow Analysis - EBITDA Multiple Terminal Value Approach - Implied Valuation ($ in thousands, except per share data) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Multiple range based on average Firm Value / LTM EBITDA multiples for public reference companies and reference transactions. [2] Includes estimated net debt of $12.6 million, including minority interest, as of September 30, 2003. [3] Assumes 6,309,749 diluted shares outstanding.

Valuation Analysis Discounted Cash Flow Analysis - Perpetuity Terminal Value Approach - Implied Valuation ($ in thousands, except per share data) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Growth rate range based on historical industry growth and inflation rates. [2] Includes estimated net debt of $12.6 million, including minority interest, as of September 30, 2003. [3] Assumes 6,309,749 diluted shares outstanding.

Valuation Analysis Discounted Cash Flow Sensitivity Analysis [1] Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Includes estimated net debt of $12.6 million, including minority interest, as of September 30, 2003 and assumes 6,309,749 diluted shares outstanding. [2] Assumes EBIT terminal value multiple of 12.0x and discount rate of 16%. EBIT Multiple Terminal Value Approach[2] Percent Discount to EBIT Margin Projections Discount to Revenue Growth Projections

Valuation Analysis Discounted Cash Flow Sensitivity Analysis [1] Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Includes estimated net debt of $12.6 million, including minority interest, as of September 30, 2003 and assumes 6,309,749 diluted shares outstanding. [2] Assumes EBITDA terminal value multiple of 8.0x and discount rate of 16%. EBITDA Multiple Terminal Value Approach[2] Discount to Revenue Growth Projections Percent Discount to EBIT Margin Projections

Valuation Analysis Discounted Cash Flow Sensitivity Analysis [1] Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Includes estimated net debt of $12.6 million, including minority interest, as of September 30, 2003 and assumes 6,309,749 diluted shares outstanding. [2] Assumes perpetual growth rate of 4.0% and discount rate of 16%. Perpetuity Terminal Value Approach[2] Discount to Revenue Growth Projections Percent Discount to EBIT Margin Projections

Valuation Analysis Adjusted Discounted Cash Flow Analysis [1] - EBIT Multiple Terminal Value Approach - Implied Valuation ($ in thousands, except per share data) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Revenue projections provided by management. Gross and EBIT margins held constant with 2003E and EBITDA projected to grow 5% annually through the projection period. [2] Multiple range based on average Firm Value / LTM EBIT multiples for public reference companies and reference transactions. [3] Includes estimated net debt of $12.6 million, including minority interest, as of September 30, 2003. [4] Assumes 6,309,749 diluted shares outstanding.

Valuation Analysis Adjusted Discounted Cash Flow Analysis[1] - EBITDA Multiple Terminal Value Approach - Implied Valuation ($ in thousands, except per share data) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Revenue projections provided by management. Gross and EBIT margins held constant with 2003E and EBITDA projected to grow 5% annually through the projection period. [2] Multiple range based on average Firm Value / LTM EBITDA multiples for public reference companies and reference transactions. [3] Includes estimated net debt of $12.6 million, including minority interest, as of September 30, 2003. [4] Assumes 6,309,749 diluted shares outstanding.

Valuation Analysis Adjusted Discounted Cash Flow Analysis[1] - Perpetuity Terminal Value Approach - Implied Valuation ($ in thousands, except per share data) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Revenue projections provided by management. Gross and EBIT margins held constant with 2003E and EBITDA projected to grow 5% annually through the projection period. [2] Growth rate range based on historical industry growth and inflation rates. [3] Includes estimated net debt of $12.6 million, including minority interest, as of September 30, 2003. [4] Assumes 6,309,749 diluted shares outstanding.

Valuation Analysis Summary Valuation Analysis ($ in thousands, except per share amounts) Note: The purchase price in the Proposed Acquisition is $6.50 per share, or an implied equity value of $41.0 million. [1] Weighted 50% EBIT Terminal Value Approach, 25% EBITDA Terminal Value Approach and 25% Perpetuity Terminal Value Approach.

Selected Reference Company Analysis ($ in millions, except share amounts) NM = Not Meaningful [1] Firm value equals market capitalization plus debt less cash. [2] Represent proposed purchase price from Kona. [3] Includes minority interest.

Selected Reference Company Analysis ($ in millions, except share amounts) NA = Not Applicable [1] Excludes all extraordinary items. Projections from Bloomberg as of 2/26/04. [2] EPS adjusted for extraordinary items. [3] 2003 estimates for the year ending April 30, 2004 and 2004 estimates for the year ending April 30, 2005. [4] 2003 estimates for the year ending May 31, 2004 and 2004 estimates for the year ending May 31, 2005. [5] 2003 estimates for the year ending March 31, 2004 and 2004 estimates for the year ending March 31, 2005. [6] 2004 estimates are for the year ending September 30, 2004. [7] 2003 estimates for the year ending June 30, 2004 and 2004 estimates for the year ending June 30, 2005. [8] Last twelve months numbers for the period ending June 30, 2003.

Selected Reference Company Analysis * - Excluded from average NA = Not Applicable NM = Not Meaningful

Selected Reference Company Analysis NA = Not Applicable NM = Not Meaningful

Selected Reference Company Analysis [1] Represents the last twelve months ending September 30, 2003. [2] Represents the last twelve months ending October 31, 2003. [3] Represents the last twelve months ending November 30, 2003. [4] Represents the last twelve months ending December 31, 2003.

Selected Reference Transaction Analysis ($ in millions) Source: SDC Research. * - Excluded from average NA = Not applicable NM = Not meaningful [1] Firm value equals market capitalization plus debt less cash. [2] Excludes extraordinary items. [3] Weighted as follows: Music 75% and Publishing 25%.

Premiums Paid Analysis Going Private Transactions with Management Participation - January 1, 2000 to December 31, 2003 ($ in millions) Source: SDC Research.

Premiums Paid Analysis Recent Similar-Sized Transactions - January 1, 2001 to December 31, 2003 ($ in millions) Source: SDC Research.

Premiums Paid Analysis Source: SDC Research. Recent Similar-Sized Transactions - January 1, 2001 to December 31, 2003 ($ in millions)

Premiums Paid Analysis Source: SDC Research. Recent Similar-Sized Transactions - January 1, 2001 to December 31, 2003 ($ in millions)

Discounted Cash Flow Analysis ($ in thousands) [1] 2004 - 2008 projections provided by management. [2] Assumes 38% effective tax rate.

Adjusted Discounted Cash Flow Analysis ($ in thousands) [1] Revenue projections provided by management. Gross and EBIT margins held constant with 2003E. EBITDA projected to grow 5% annually. [2] Assumes 38% effective tax rate.